Algodon Wines & Luxury Development Group Receives Deed Approvals for Algodon Wine Estates Lots

Algodon to Record First Lot Sale Revenues of Approximately $870,000

NEW YORK, NY – March 27, 2018 – Algodon Wines & Luxury Development Group, Inc. (OTCQB: VINO), a real estate development brand with luxury lifestyle assets and premium wines in Argentina, today announced that it has received deed approval from the Cadastral Agency of Mendoza for certain Phase 1 lots on the Algodon Wine Estates property. (All figures below are estimated in U.S. dollars, which are subject to currency fluctuations.)

Algodon Wine Estates, spanning four phases of development, includes approximately 350 planned lots ranging from .5 to 7 acres, with 97 lots from Phase 1 of the master plan currently available for private sale and development. Revenues for each lot sale can only be recognized once the lots are deedable and final deeds are delivered to the buyers. Certain of the Phase 1 lots on Algodon Wine Estates’ property were deeded and sold to buyers, representing $870,000 in recognizable revenues in Q1 2018. As part of these deed approvals, Algodon successfully delivered on all infrastructure requirements for the property as specified by the Cadastral Agency of Mendoza.

In Q2 2018, Algodon expects to be approved for deeding another 19 Phase 1 lots, and in the next 12 months, expects to deed the remainder of the 97 Phase 1 lots.

Future expansion opportunities outside of the approximately 350 planned lots include the conversion of Algodon’s additional and recently purchased 2,088-acre parcel, which doubled the size of Algodon’s presence in Mendoza to well over 4,000 acres. This additional land can be further developed into Private Estancias and Vineyard Villas, or may be utilized to expand the existing vineyard or other agricultural operations, or the hospitality sectors of the business for the possibility of supplementary income streams. At current pricing the total value of land available for sale in the future exceeds $80M.

“We are pleased to have received deed approval from the Cadastral Agency of Mendoza for the initial lots on our vineyard estate,” said Scott Mathis, Founder, Chairman and CEO of Algodon Wines & Luxury Development Group. “These initial lot sales are a strong testament to the world class destination we have built in San Rafael, Mendoza as well as the friendly business environment that is developing in the rapidly growing Argentine real estate market. Our early strategic investments in Argentine real estate are beginning to show strong returns on our initial investments, which we expect to continue as we begin a new marketing campaign to increase awareness of our property’s vineyard lots for sale. During Argentina’s difficult economic times over the last decade we accumulated, piece-by-piece, a massive estate now totalling more than 4,000 acres. Argentina is entering a new era of growth and we are excited that we can now deliver on the deeds, report revenue, and introduce our magnificent vineyard lots to the wine lovers of the world. We look forward to providing further updates to our stockholders as we continue to create value through the monetization of select real estate holdings,” concluded Mathis.

The Argentine real estate market is traditionally known for its all cash transactions and low use of leverage. Algodon Wine Estates is one of the few real estate developments in the country that has historically offered financing. As the mortgage market is gradually reintroduced to the country, the number of real estate transactions, as well as property values, have grown significantly. Additionally, as President Mauricio Macri’s economic reforms begin to take hold, it is expected that international firms will increasingly make foreign direct investments into local infrastructure projects, fundamentally supporting economic growth.

Algodon Wine Estates is a 4,138 acre (1675 ha) world-class wine, wellness, culinary and sport resort, and luxury real estate development, located in the rolling hills of the Sierra Pintada Mountains in San Rafael, Mendoza, Argentina. This wine and golf community is a global destination, surrounded by the natural beauty of vineyards, fruit orchards and olive groves. Many Phase 1 lots have pre-existing vines and groves, many situated directly on the estate’s 18-hole golf course, offering golf, vineyard and mountain views. The luxury destination is truly unique in the world, where residents can step right outside their front door onto the golf course and find themselves among meticulously manicured vines planted in the 1940s.

About Algodon Wines & Luxury Development Group (Algodon Group)

Algodon Group’s mission is to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. By utilizing our proprietary collection of wine, hospitality, fashion brands, and real estate holdings as a foundation, we seek to expand our wide range of assets with the goal of becoming the “LVMH” of Argentina and greater South America. In building our luxury brand ALGODON®, one of prestige, distinction and elegance, we begin with a focus on the quality and reputation of our award-wining wines. Algodon Wines ultimately serve as our ambassador, as we then identify and develop vineyard operations, luxury lifestyle properties, and other real estate assets and opportunities. Our company has a passion for seeking outstanding opportunities, with the potential for growth, in spectacular settings. As we continue to produce the ultra-fine wines for which we have become recognized, we expect that our reputation for quality will only continue to grow and accordingly increase the value of our company’s brand and real estate holdings. Algodon’s non-leveraged, luxury assets serve as our mainstay and are currently concentrated in Argentina, which we believe represents one of the most undervalued investment sectors in the world today. For more information, please visit

www.algodongroup.com.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Among these risks are those set forth in a Form 10-K filed on March 31, 2017. It is important that each person reviewing this release understand the significant risks attendant to the operations of Algodon. Algodon disclaims any obligation to update any forward-looking statement made herein.

Media and Investor Relations:

Algodon Group

Rick Stear

Corporate Communications & Marketing Manager

212.739.7669

rstear@algodongroup.com

MZ Group

Chris Tyson

Managing Director – MZ North America

Direct: 949-491-8235

chris.tyson@mzgroup.us